Exhibit 2.1

SEPARATION AGREEMENT,

PLAN OF REORGANIZATION AND DISTRIBUTION

by and between

THE PHOENIX COMPANIES, INC.

and

VIRTUS INVESTMENT PARTNERS, INC.

Dated as of                     , 2008

SEPARATION AGREEMENT, PLAN OF REORGANIZATION AND DISTRIBUTION

i

Section 13.12.	Limitations of Liability	44
Section 13.13.	Force Majeure	44
Section 13.14.	Construction	44
Section 13.15.	Disputes	44

Exhibits:

Exhibit A	Employee Matters Agreement
Exhibit B	Tax Separation Agreement
Exhibit C	Transition Services Agreement

Schedules:

Schedule 1.01(a)	Assumed Spinco Liabilities
Schedule 1.01(b)	Spinco Contracts
Schedule 1.01(c)	Spinco Liabilities
Schedule 1.01(d)	Spinco Liabilities related to Indebtedness
Schedule 2.02(f)	Conveyance of Assets
Schedule 2.06(b)	Limitation of Liability
Schedule 3.02(o)	Released Obligations
Schedule 4.01(a)	Spinco Bank Accounts
Schedule 4.02(a)	Guaranteed Spinco Liabilities
Schedule 4.02(b)	Guaranteed PNX Liabilities
Schedule 5.01(a)	Spinco Actions
Schedule 5.01(b)	PNX Actions
Schedule 5.01(e)	Joint Actions
Schedule 9.01(a)	Intercompany Accounts
Schedule 11.02	Shared Records
Schedule 11.03	Retention of Shared Records
Schedule 13.01(a)	Expenses to be paid by Spinco
Schedule 13.01(b)	Expenses to be paid by PNX

SEPARATION AGREEMENT, PLAN OF REORGANIZATION AND DISTRIBUTION

SEPARATION AGREEMENT, PLAN OF REORGANIZATION AND DISTRIBUTION (this “Agreement”), dated as of                     , 2008 and to be effective as of the Distribution Date, by and between The Phoenix Companies, Inc., a Delaware corporation (“PNX”), and Virtus Investment Partners, Inc., a Delaware corporation (“Spinco” and together with PNX, the “Parties”, and each individually, a “Party”).

RECITALS

A. Spinco is an indirect wholly-owned subsidiary of PNX holding title to the stock of certain PNX subsidiaries, the assets and liabilities of which constitute the asset management business of PNX.

B. Spinco has entered into an Investment and Contribution Agreement, dated as of October 30, 2008, by and among Phoenix Investment Management Company (“PIMCO”), Spinco, Harris Bankcorp, Inc. (“Harris”) and PNX (the “Investment Agreement”), pursuant to which, among other things, (i) PIMCO contributed all of the issued and outstanding shares of common stock, par value $0.01 per share, of Virtus Partners, Inc. (formerly known as Virtus Investment Partners, Inc.) that PIMCO held to Spinco in exchange for (x) all of the outstanding shares of Spinco Common Stock (as defined herein), (y) 9,783 shares of Series A Non-Voting Convertible Preferred Stock of Spinco (the “Series A Preferred Stock”), all of which was sold to Harris subject to the terms and conditions of the Investment Agreement, and (z) 35,217 shares of Series B Voting Convertible Preferred Stock of Spinco (the “Series B Preferred Stock”) and (ii) PIMCO will, after such contribution and immediately prior to the Distribution (as defined herein), subject to the terms and conditions of the Investment Agreement, sell to Harris all of the Series B Preferred Stock owned by PIMCO in a two-step transaction for an aggregate purchase price of $35 million.

C. The Board of Directors of PNX has determined that it is in the best interests of PNX and its shareholders to transfer and assign to Spinco effective at and after the Effective Time (as defined herein) certain related assets and to receive in exchange therefor all of the outstanding shares of Spinco Common Stock.

D. The Board of Directors of PNX has further determined that it is in the best interests of PNX and its shareholders to make a distribution (the “Distribution”) to the holders of PNX Common Stock (as defined herein) of all of the outstanding shares of Spinco Common Stock at the rate of one share of Spinco Common Stock for every 20 shares of PNX Common Stock outstanding as of the Record Date (as defined herein).

E. The Parties have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters following the Distribution.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following meaning:

“Action” means any claim, suit, arbitration, inquiry, proceeding, or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

“Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Ancillary Agreements” means all of the written agreements, instruments, understandings, assignments and other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including, without limitation, the Employee Matters Agreement, the Tax Separation Agreement, the Transition Services Agreement and other documents relating to the transfer of assets and liabilities in contemplation of the Distribution.

“Applicable Rate” means the Prime Rate plus 2.0% per annum.

“Assets” means all properties, rights, contracts, leases and claims, of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

“Assumed Spinco Liabilities” means those Spinco Liabilities assumed by PNX as set forth on Schedule 1.01(a).

“Claims Administration” means the administration of claims made under the Third Party Policies, including the reporting of claims to the unaffiliated, third-party insurance carriers that issued the Third Party Policies, management and defense of such claims, negotiating the resolution of such claims, and providing for appropriate releases upon settlement of such claims.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means Securities and Exchange Commission.

“Confidential Information” means all business or operational information concerning a Party and/or its subsidiaries (including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business and strategic plans, (iv) general market evaluations and surveys, (v) litigation presentations and risk assessments, (vi) budgets, (vii) financing and credit-related information, (viii) specifications, ideas and concepts for products and services, (ix) quality assurance policies, procedures and specifications, (x) customer information, (xi)

Software, (xii) training materials and information, and (xiii) all other know-how, methodology, procedures, techniques and trade secrets related to design, development and operational processes) which, prior to or following the Effective Time, has been disclosed by a Party or its subsidiaries to the other Party or its subsidiaries, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other (except to the extent that such information can be shown to have been (i) in the public domain through no action of such Party or its subsidiaries, (ii) lawfully acquired from other sources by such Party or its subsidiaries to which it was furnished or (iii) independently developed by such Party or its subsidiaries; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

“Distribution” is defined in the recitals to this Agreement.

“Distribution Agent” means Mellon Investor Services, LLC, in its capacity as agent for PNX in connection with the Distribution.

“Distribution Date” means the date upon which the Distribution shall be effective, as determined by the Board of Directors of PNX, or such committee of such Board of Directors as shall be designated by the Board of Directors of PNX.

“Effective Time” means 11:59 p.m. New York time on the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement, substantially in the form of Exhibit A hereto, entered into at or prior to the Effective Time between PNX and Spinco, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, earthquakes, hurricanes, riots, pandemics, fires, sabotage, strikes, lockouts, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism.

“Form 10” means the registration statement on Form 10 filed by Spinco with the Commission to effect the registration of the Spinco Common Stock pursuant to the Exchange Act, as such registration statement may be amended from time to time.

“Goodwin” means Goodwin Capital Advisers, Inc.

“Goodwin Business” means the business now or formerly conducted by Goodwin and its present and former subsidiaries, joint ventures and partnerships.

“Goodwin Investment Professional” means any employee of PNX or the PNX Group who is a portfolio manager or credit analyst who is engaged in the provision of investment management services to any Restricted Fund.

“Goodwin Transfer” is defined in Section 2.01.

“Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any official thereof.

“Group” means the PNX Group or the Spinco Group, as the context so requires.

“Guaranteed Spinco Liabilities” means the Spinco Liabilities on which any member of the PNX Group is an obligor by reason of any guarantee or contractual commitment, including Liabilities under any contract assumed by any member of the Spinco Group from any member of the PNX Group with respect to which any member of the PNX Group remains liable.

“Guaranteed PNX Liabilities” means (i) the PNX Liabilities on which any member of the Spinco Group is an obligor by reason of any guarantee or contractual commitment, including Liabilities under any contract assumed by any member of the PNX Group from any member of the Spinco Group with respect to which any member of the Spinco Group remains liable, and (ii) the Assumed Spinco Liabilities.

“Harris” is defined in the recitals to this Agreement.

“Head Records Coordinator” means the employee designated in writing by a Party as the person who is responsible for administering the document retention protocol for Shared Records set forth in Article XI on behalf of such Party.

“Indebtedness” means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by any Person, whether or not such Person has assumed or becomes liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, (vi) reimbursement obligations with respect to surety and performance bonds or letters of credit, and (vii) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), (v) and (vi) above.

“Indemnifiable Loss” means any and all damage, loss, liability, and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses) in connection with any and all Actions or threatened Actions.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

“Information Statement” means the information statement required by the Commission to be sent to each holder of PNX Common Stock in connection with the Distribution, and prepared in accordance with the Exchange Act.

“Insurance Administration” means, with respect to each Third Party Policy: (i) the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and self-insured retentions, as appropriate, under the terms and conditions of such Third Party Policy; (ii) the reporting to the relevant unaffiliated, third-party insurer that issues such Third Party Policy of any losses or claims which may be covered by such Third Party Policy; and (iii) the distribution of Insurance Proceeds related to such Third Party Policy, subject to the terms of Section 4.03.

“Insurance Proceeds” means those monies (i) received by an insured from an unaffiliated third-party insurer under any Third Party Policy, or (ii) paid by such third-party insurer on behalf of an insured under any Third Party Policy, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, self-insured retentions, or cost of reserve paid or held by or for the benefit of such insured.

“Insured Claims” means those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Third Party Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments.

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) Trademarks, (iii) copyrights, whether statutory or common law, registered or unregistered and published or unpublished, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) rights in Software, (vii) trade secrets and all other confidential information, know-how, inventions, improvements, proprietary processes, formulae, models and methodologies, (viii) rights to personal information, (ix) telephone numbers and internet protocol addresses, (x) rights, priorities and privileges arising under applicable law in the foregoing and in other similar intangible assets, (xi) applications and registrations for the foregoing, and (xii) rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.

“Intercompany Accounts” means any receivable, payable or loan between any member of the PNX Group, on the one hand, and any member of the Spinco Group, on the other hand, that exists prior to the Effective Time and is reflected in the Records of the relevant members of the PNX Group and the Spinco Group, except for any such receivable, payable or loan that arise pursuant to this Agreement or any Ancillary Agreement.

“Investment Agreement” is defined in the recitals to this Agreement.

“IRS” means the United States Internal Revenue Service.

“Joint Action” means any current or future Action with respect to which it is unclear at the onset of such Action whether Liabilities will arise primarily in connection with the Spinco Business or the PNX Business, including any of the Actions listed on Schedule 5.01(e).

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement or any Ancillary Agreement, any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Other Party’s Marks” is defined in Section 4.05(a).

“Party” is defined in the Preamble to this Agreement.

“PIMCO” is defined in the recitals to this Agreement.

“PIMCO Transfer” is defined in Section 2.01.

“PNX” is defined in the Preamble to this Agreement.

“PNX Accounts” is defined in Section 4.01(a).

“PNX Action” means any current or future Action that does not relate primarily to the Spinco Business and in which one or more members of the Spinco Group is a defendant or the party against whom any claim or investigation is directed, including any of the Actions listed on Schedule 5.01(b), but excluding any Joint Action.

“PNX Asset” means:

(a) the capital stock of each member of the PNX Group; and

(b) except as otherwise provided in an Ancillary Agreement, all Assets of any member of the PNX Group or the Spinco Group that are not Spinco Assets.

“PNX Business” means the business now or formerly conducted by PNX and its present and former subsidiaries, joint ventures and partnerships, other than the Spinco Business but including the Goodwin Business.

“PNX Common Stock” means the outstanding shares of common stock, $0.01 par value per share, of PNX.

“PNX Group” means PNX and its subsidiaries, affiliates, joint ventures and partnerships, excluding any member of the Spinco Group but including Goodwin.

“PNX Indemnitees” is defined in Section 6.01.

“PNX Liabilities” means (i) Liabilities of any member of the PNX Group under this Agreement or any Ancillary Agreement, (ii) the Assumed Spinco Liabilities and (iii) any other Liabilities of any member of the Spinco Group or the PNX Group, whether arising before, at, or after the Effective Time, that do not constitute Spinco Liabilities.

FOR THE AVOIDANCE OF DOUBT, NO LIABILITY SHALL BE A PNX LIABILITY SOLELY AS A RESULT OF PNX OR ANY OTHER MEMBER OF THE PNX GROUP BEING NAMED AS PARTY TO, OR IN, ANY ACTION.

“Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

“Plan” shall have the meaning set forth in the Employee Matters Agreement.

“Policies” means insurance policies and insurance agreements or arrangements of any kind (other than life and benefits policies, agreements or arrangements), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Prime Rate” means the rate of interest announced by Bloomberg from time to time as the “prime rate,” “prime lending rate,” “base rate” or similar reference rate. In the event the Prime Rate is discontinued as a standard, the holder hereof shall designate a comparable reference rate as a substitute therefor. For purposes hereof, the Prime Rate as published by Bloomberg at www.Bloomberg.com under “Market Data: Rates & Bonds: Key Rates” at the close of business on each business day shall be the Prime Rate for that day and any immediately succeeding non-business day or days.

“Record Date” means the date designated by or under the authority of PNX’s Board of Directors as the record date for determining the shareholders of PNX entitled to receive the Distribution.

“Record Holder” means the Party or its agent in possession or control of the Shared Record for storage or archival purposes. Each Party shall be deemed to be the Record Holder for any Shared Record that is possessed or controlled by a member of such Party’s respective Group.

“Record Requestor” means the Party or its agent that is not identified as the Record Holder, which may require or request copies of, or access to, any Shared Record(s) possessed or controlled by the Record Holder.

“Records” means any Information, agreements, documents, books, records or files.

“Request for Shared Record(s)” means the request that shall be delivered by the Record Requestor to the Head Records Coordinator of the Record Holder setting forth the Shared Record(s) to which the Record Requestor is seeking access and, if applicable, clearly identifying the request as one of a regulatory nature.

“Request to Extend Retention Period” means the written request that shall be delivered by the Record Requestor to the Head Records Coordinator of the Record Holder within ninety (90) days of the end of the Retention Period applicable to any specific Shared Record(s) for which the Record Requestor is seeking an extension of the Retention Period. The written request shall state a specific extension of the Retention Period of up to, but not in excess of, one additional (1) year.

“Restricted Fund” means the Virtus Multi-Sector Short Term Bond Fund, or any fund utilizing a substantially similar strategy.

“Restricted Fund Activities” are defined in Section 4.04(d).

“Retained Liabilities” is defined in this Section 1.01 as set forth in the definition of “Spinco Liabilities.”

“Retention Period” means the retention period applicable to any specific Shared Record(s), as set forth in Schedule 11.02 to the Agreement and as it may be extended by a Request to Extend Retention Period, which period, whether or not extended, shall not exceed seven (7) years.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” is defined in the recitals to this Agreement.

“Series B Preferred Stock” is defined in the recitals to this Agreement.

“Shared Record(s)” means those Records set forth on Schedule 11.02, as amended from time to time by written agreement of the Parties.

“Software” means all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials related to any of the foregoing.

“Spinco” is defined in the Preamble to this Agreement.

“Spinco Accounts” is defined in Section 4.01(a).

“Spinco Action” means any current or future Action relating primarily to the Spinco Business in which one or more members of the PNX Group is a defendant or the party against whom a claim or investigation is directed, including any of the Actions listed on Schedule 5.01(a), but excluding any Joint Action.

“Spinco Articles” means the articles of incorporation of Spinco in the form filed as an exhibit to the Form 10 at the time it becomes effective.

“Spinco Assets” means:

(a) the capital stock or partnership interests, as applicable, of Spinco;

(b) the Spinco Contracts; and

(c) except as otherwise provided in an Ancillary Agreement, all Assets that are (i) owned of record or held in the name of a member of the Spinco Group on the Distribution Date, (ii) treated for internal financial reporting purposes of PNX prior to the Distribution Date or on the Spinco Business Balance Sheet as owned by a member of the Spinco Group, excluding those relating primarily to Goodwin, (iii) on the Distribution Date used exclusively by one or more members of the Spinco Group, or (iv) transferred to a member of the Spinco Group pursuant to any Ancillary Agreement.

“Spinco Business” means the business comprised of the Spinco Assets and the Spinco Liabilities, excluding the Goodwin Business.

“Spinco Business Balance Sheet” means the consolidated balance sheet of the Spinco Group as set forth in the Information Statement, excluding the Goodwin Business.

“Spinco Bylaws” means the bylaws of Spinco in the form filed as an exhibit to the Form 10 at the time it becomes effective.

“Spinco Common Stock” means the outstanding shares of common stock, $.01 par value per share, of Spinco.

“Spinco Contracts” means the following agreements or arrangements to which PNX or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, except for any such agreement or arrangement or part thereof (i) that is expressly contemplated not to be transferred or assigned by any member of the PNX Group to Spinco, or (ii) that is expressly contemplated to be transferred or assigned to (or remain with) any member of the PNX Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any agreement or arrangement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Spinco Group;

(ii) any agreement or arrangement that relates primarily to the Spinco Business;

(iii) any agreement or arrangement representing capital or lease obligations of facilities or equipment primarily used by any member of the Spinco Group;

(iv) any agreement or arrangement or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by, transferred or assigned to, any member of the Spinco Group;

(v) any guarantee, indemnity, representation or warranty of any member of the Spinco Group relating to, arising out of or resulting from the Spinco Business; and

(vi) the agreements or arrangements listed or described on Schedule 1.01(b).

“Spinco Group” means Spinco, any of its respective subsidiaries and affiliates and any subsidiary or division of any member of the PNX Group that is included in the assets of the Spinco Business as reflected in the Spinco Business Balance Sheet, excluding Goodwin.

“Spinco Indemnitee” is defined in Section 6.02.

“Spinco Liabilities” means:

(i) the Liabilities listed or described on Schedule 1.01(c) and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained, assumed or retired by any member of the Spinco Group;

(ii) any and all Liabilities of PNX, Spinco, or any of their respective Affiliates, primarily relating to, arising out of or resulting from:

(A) the operation or conduct of the Spinco Business, or the ownership or use of the Spinco Assets, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of PNX, Spinco, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority)); or

(B) the operation or conduct of any business conducted by any member of the Spinco Group at any time on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Spinco, or any of its Affiliates after the Effective Time (whether or not such act or failure to act is or was within such Person’s authority));

(iii) except as otherwise expressly provided in this Agreement or any Ancillary Agreement, Liabilities set forth on the Spinco Business Balance Sheet;

(iv) any and all Liabilities to the extent relating to, arising out of or resulting from any terminated, sold, discontinued or divested entity, business, real property, or Asset formerly and primarily owned or managed by, or associated with any member of the Spinco Group or the Spinco Business, or arising out of the sale thereof;

(v) any Liabilities relating to or arising out of the acquisition (whether through an acquisition of stock or assets or a merger, share exchange or other form of business combination) of any business prior to the Effective Time by any member of the Spinco Group, except to the extent such Liabilities arise out of or are based upon the issuance of securities of PNX in any such business combination transaction;

(vi) Liabilities arising under or in connection with the Form 10, except to the extent such Liabilities arise out of or are based upon information about PNX included in the sections of the Information Statement attached as Exhibit 99.1 to the Form 10 entitled “Summary—Our Company,” “Summary—Summary of the Spin-Off,” and “The Spin-Off—Reasons for the Spin-Off”, and excluding information included in the Information Statement regarding whether the Distribution is taxable;

(vii) any and all Liabilities, including those Liabilities listed on Schedule 1.01(d), relating to, arising out of or resulting from any Indebtedness (including debt securities and asset-backed debt) of any member of the Spinco Group (whether incurred prior to, on or after the Effective Time);

(viii) any and all Liabilities of the guarantor under the Guaranteed Spinco Liabilities;

(ix) any and all Liabilities relating to, resulting from, or arising out of any Action that is primarily related to the Spinco Business, including any Spinco Action;

(x) any and all obligations of an insured Person under each Third Party Spinco Policy and each Third Party Policy to the extent related to or arising out of the Spinco Business; and

Notwithstanding the foregoing, the Spinco Liabilities shall in any event not include:

(A) (i) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by any member of the PNX Group, including any Liabilities of Goodwin and those set forth on Schedule 1.01(a), and (ii) the Assumed Spinco Liabilities and any Liabilities of a guarantor under the Guaranteed PNX Liabilities (the Liabilities under this clause (A)(i) and (A)(ii), collectively, the “Retained Liabilities”);

(B) any Liabilities related or attributable to, or arising in connection with, the employment, service, termination of employment or termination of service of Spinco employees, which shall be exclusively governed by the Employee Matters Agreement; and

(C) any Liabilities related or attributable to, or arising in connection with, Taxes or Tax returns, which shall be exclusively governed by the Tax Separation Agreement.

FOR THE AVOIDANCE OF DOUBT, NO LIABILITY SHALL BE A SPINCO LIABILITY SOLELY AS A RESULT OF SPINCO OR ANY OTHER MEMBER OF THE SPINCO GROUP BEING NAMED AS PARTY TO, OR IN, ANY ACTION.

“Tax” shall have the meaning given to such term in the Tax Separation Agreement.

“Tax Separation Agreement” means the Tax Separation Agreement, substantially in the form of Exhibit B hereto, entered into at or before the Effective Time between PNX and Spinco, as amended from time to time.

“Third Party Claim” means a claim or demand made against a PNX Indemnitee or a Spinco Indemnitee by any Person who is not a Party or an Affiliate of a Party as to which such PNX Indemnitee or Spinco Indemnitee, as applicable, is or may be entitled to indemnification pursuant to this Agreement.

“Third Party Spinco Policies” means all Policies, whether or not in force on the Effective Time, issued by unaffiliated third-party insurers to PNX, Spinco, or any of their respective Affiliates that cover risks that relate exclusively to the Spinco Business.

“Third Party Policies” means all Policies, whether or not in force on the Effective Time, issued by unaffiliated third-party insurers to PNX, Spinco or any of their respective Affiliates that cover risks that relate to both the PNX Business and the Spinco Business.

“Trademarks” means all United States and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar identifiers of source or origin, whether registered or unregistered, together with the goodwill connected with the use of and symbolized by any of the foregoing.

“Transition Services Agreement” means the Transition Services Agreement, substantially in the form of Exhibit C hereto, entered into at or prior to the Effective Time between PNX and Spinco, as amended from time to time.

ARTICLE II

REORGANIZATION; CONVEYANCE OF CERTAIN ASSETS;

ASSUMPTION OF CERTAIN LIABILITIES;

CERTAIN PAYMENTS; AND TRANSITION ARRANGEMENTS

Section 2.01. Reorganization. On or prior to the Distribution Date, PIMCO, the direct parent of Spinco and a wholly-owned subsidiary of PNX, shall transfer to PNX all of the capital stock of Spinco held by PIMCO (the “PIMCO Transfer”). On or prior to the Distribution Date, Spinco shall transfer to PNX all of the capital stock of Goodwin held by Spinco (the “Goodwin Transfer”). On or prior to the Distribution Date and effective as of the

Effective Time, PNX shall transfer and assign to Spinco all of the Spinco Assets in exchange for a number of shares of Spinco Common Stock that, when combined with the shares of Spinco Common Stock already owned by PNX, shall equal all the shares to be distributed as provided in Section 3.03 below.

Section 2.02. Conveyance of Assets; Discharge of Liabilities. Except as otherwise expressly provided herein or in any of the Ancillary Agreements:

(a) Effective as of the Effective Time (i) all Spinco Assets are intended to be and shall become Assets of the Spinco Group, (ii) all Spinco Liabilities are intended to be and shall become the Liabilities of the Spinco Group, and (iii) all other Assets and Liabilities of PNX and its subsidiaries are intended to be and shall remain exclusively the Assets and Liabilities of the PNX Group.

(b) Effective as of the Effective Time, PNX agrees to transfer or cause to be transferred to Spinco or to such other members of the Spinco Group as Spinco may designate all right, title and interest of the PNX Group in and to all of the Spinco Assets.

(c) Spinco agrees that, effective as of the Effective Time, it will transfer or cause to be transferred to PNX or to such other member of the PNX Group as PNX may designate all right, title and interest of the Spinco Group in and to all Assets that are not Spinco Assets.

(d) Spinco agrees that it will, or will cause another member of the Spinco Group designated by Spinco to, (i) assume any of the Spinco Liabilities for which a member of the Spinco Group is not the obligor, effective as of the Effective Time, and (ii) timely pay and discharge all of the Spinco Liabilities, at and after the Effective Time.

(e) PNX agrees that it will, or will cause another member of the PNX Group designated by PNX to, (i) assume any of the PNX Liabilities for which a member of the PNX Group is not the obligor, effective as of the Effective Time, and (ii) timely pay and discharge all of the PNX Liabilities, at and after the Effective Time.

(f) In the event that any conveyance of an Asset, including conveyance of any Asset listed in Schedule 2.02(f), required hereby is not effected at or before the Effective Time, the obligation to transfer such Asset shall continue past the Effective Time and shall be accomplished as soon thereafter as practicable.

(g) If any Asset may not be transferred by reason of the requirement to obtain the consent of any third party and such consent has not been obtained by the Effective Time, then (unless otherwise expressly agreed by PNX and Spinco) such Asset shall not be transferred until such consent has been obtained. PNX and Spinco, as the case may be, shall (i) cause the owner of such Asset to use commercially reasonable efforts to provide to the appropriate member of the other Group all the rights and benefits under such Asset, (ii) cause such owner to enforce such Asset for the benefit of such member, and (iii) cause such member to assume all obligations of such Asset, in each case to the extent that such action does not cause a breach or default under such Asset. Both parties shall otherwise cooperate and use commercially reasonable efforts to provide the economic and operational equivalent of an assignment or transfer of the Asset as of the Effective Time.

(h) From and after the Effective Time, each Party shall promptly transfer or cause the members of its Group promptly to transfer to the other Party or the appropriate member of the other Party’s Group, from time to time, any property received that is an Asset of the other Party or a member of its Group. Without limiting the foregoing, funds received by a member of one Group upon the payment of accounts receivable that belong to a member of the other Group shall be transferred to the other Group by wire transfer as promptly as practicable after the receiving party becomes aware of having received such funds.

(i) Except as expressly set forth in this Agreement, any Ancillary Agreement, or any instrument or document contemplated by this Agreement or any Ancillary Agreement, neither any member of the PNX Group nor any member of the Spinco Group has made or shall be deemed to have made any representation or warranty as to (i) the Assets, business or Liabilities retained, transferred or assumed as contemplated hereby or thereby, (ii) any consents or approvals required in connection with the transfer or assumption by such party of any Asset or Liability contemplated by this Agreement, (iii) the value or freedom from any lien, claim, equity or other encumbrance of, or any other matter concerning, any Assets of such Party, (iv) the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset of such Party, or (v) the legal sufficiency of any assignment, document or instrument delivered to convey title to any Asset transferred. EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL ASSETS WERE, OR ARE BEING, TRANSFERRED, OR ARE BEING RETAINED, ON AN “AS IS”, “WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES WILL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY CONVEYANCE OR OTHER TRANSFER SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE A TITLE THAT IS FREE AND CLEAR OF ANY LIEN, CLAIM, EQUITY OR OTHER ENCUMBRANCE.

Section 2.03. Ancillary Agreements. Concurrently with the execution of this Agreement, PNX and Spinco (or their appropriate subsidiaries) will execute and deliver:

(a) A duly executed Employee Matters Agreement substantially in the form of Exhibit A hereto;

(b) A duly executed Tax Separation Agreement substantially in the form of Exhibit B hereto;

(c) A duly executed Transition Services Agreement substantially in the form of Exhibit C hereto; and

(d) Such other agreements, leases, subleases, documents, or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof.

Section 2.04. Issuance of Spinco Common Stock. On or before the Distribution Date, and in exchange for the transfer of the assets as provided above, and the surrender for reissue of all certificates representing outstanding Spinco Common Stock, Spinco will issue and deliver to PNX a certificate representing shares of Spinco Common Stock constituting all the shares to be distributed as provided in Section 3.03 below.

Section 2.05. Resignations.

(a) On the Distribution Date, Spinco will deliver or cause to be delivered to PNX resignations of each individual who will be an employee of Spinco or another member of the Spinco Group from and after the Distribution Date and who is an officer or director of PNX or any of its subsidiaries or affiliates in the PNX Group immediately prior to the Distribution Date, except as otherwise agreed to in writing by the Parties.

(b) On the Distribution Date, PNX will deliver or cause to be delivered to Spinco resignations of each individuals who will be an employee of PNX or another member of the PNX Group from and after the Distribution Date and who is an officer or director of Spinco or any of its subsidiaries or affiliates in the Spinco Group immediately prior to the Distribution Date, except as otherwise agreed to in writing by the Parties.

Section 2.06. Limitation of Liability.

(a) Except as otherwise expressly provided in this Agreement, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of each other Party’s Group in the event that any Information exchanged or provided pursuant to this Agreement (but excluding any such information included in the Form 10) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) Except as provided in Section 4.02, Section 9.01 or as set forth in subsection (c) below, neither Party nor any member of such Party’s Group shall have any Liability to any other Party or any member of such other Party’s Group based upon, arising out of or resulting from any agreement, arrangement, course of dealing or understanding existing on or prior to the Effective Time (other than this Agreement or any Ancillary Agreement or any agreement entered into in connection herewith or therewith in order to consummate the transactions contemplated hereby or thereby), and each Party hereby terminates, and shall cause all members in its Group to terminate, any and all agreements, arrangements, course of dealings or understandings between it or any members in its Group and the other Party, or any members of its Group, effective as of the Effective Time (other than this Agreement or any Ancillary Agreement or any agreement entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby), unless such agreement, arrangement, course of dealing or understanding is set forth in any Ancillary Agreement or on Schedule 2.06(b), and any such Liability, whether or not in writing, which is not reflected in any Ancillary Agreement or on such Schedule, is hereby irrevocably cancelled, released and waived effective as of the Effective Time. No such terminated agreement, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time.

(c) The provisions of Section 2.06(b) shall not apply to any of the following agreements, arrangements, course of dealings or understandings (or to any of the provisions thereof):

(i) any agreement or arrangement to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such agreements or arrangements constitute PNX Assets or Spinco Assets, PNX Liabilities, or Spinco Liabilities, such agreements or arrangements shall be assigned or retained pursuant to this Article II); and

(ii) any agreements, arrangements, commitments or understandings to which any non-wholly-owned subsidiary or non-wholly-owned Affiliate of PNX or Spinco is a Party.

Section 2.07. Novation of Liabilities; Consents.

(a) Each Party, at the request of the other Party, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any consent, release, substitution or amendment required to novate or assign all obligations under agreements, arrangements, licenses and other obligations or Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement (such other Party, the “Other Party”), or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required consent, release, substitution or amendment, the Other Party or a member of such Other Party’s Group shall continue to be bound by such agreement, arrangement, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time; provided, however, that the Other Party shall not be obligated to extend, renew or otherwise cause such agreement, arrangement, license or other obligation to remain in effect beyond the term in effect as of the Effective Time. The Liable Party shall indemnify each Other Party and the members of such Other Party’s Group and hold each of them harmless against any and all Liabilities arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the Other Party or any member of such Other Party’s Group with respect to any matter to the extent that such Other Party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this

Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly assign, or cause to be assigned, all rights, obligations and other Liabilities thereunder of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall assume such rights and Liabilities.

ARTICLE III

THE DISTRIBUTION

Section 3.01. Cooperation Prior to the Distribution.

(a) PNX and Spinco shall prepare, and PNX shall mail to the holders of PNX Common Stock, the Information Statement, which shall set forth appropriate disclosure concerning Spinco, the Distribution and any other appropriate matters. PNX and Spinco shall also prepare, and Spinco shall file with the Commission, the Form 10, which shall include the Information Statement. PNX and Spinco shall use commercially reasonable efforts to cause the Form 10 to become effective under the Exchange Act.

(b) PNX shall, as the sole shareholder of Spinco, approve and adopt the Spinco employee benefit plans contemplated by the Employee Matters Agreement and PNX and Spinco shall cooperate in preparing, filing with the Commission under the Securities Act and causing to become effective not later than the Distribution Date any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit plan of Spinco contemplated by the Employee Matters Agreement, including without limitation, a Form S-8 with respect thereto.

(c) PNX and Spinco shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

(d) Spinco shall prepare, file, and use all reasonable efforts to cause to be approved prior to the Record Date, the application to permit listing of the Spinco Common Stock on NASDAQ.

Section 3.02. Conditions Precedent to the Distribution. In no event shall the Distribution occur unless the following conditions shall have been satisfied or, in the case of any condition other than the condition set forth in Sections 3.02(i), (j) and (o) below, waived by PNX:

(a) PNX’s Board of Directors or a duly appointed committee thereof, shall, in its sole discretion, have established the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution;

(b) all necessary regulatory approvals shall have been received;

(c) the Information Statement shall have been mailed to the holders of PNX Common Stock;

(d) the Form 10 shall have become effective under the Exchange Act, and all registration statements referred to under Section 3.01(b) shall have become effective under the Securities Act;

(e) the Spinco board of directors, as named in the Form 10, shall have been elected by PNX, as sole shareholder of Spinco, and the Spinco Articles and Spinco Bylaws shall have been adopted and be in effect;

(f) the Spinco Common Stock shall have been approved for listing on NASDAQ, subject to official notice of issuance;

(g) PNX and Spinco shall have taken all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement or any Ancillary Agreement;

(h) PNX shall have received a solvency certificate from the chief financial officer of PNX, in form and substance satisfactory to PNX, regarding PNX after the Distribution;

(i) Spinco shall have received a viability opinion, in form and substance satisfactory to PNX, regarding Spinco after the Distribution;

(j) Spinco shall have established insurance arrangements with insurers of recognized financial responsibility for Policies in such amounts and covering such risks as is adequate for the conduct of the Spinco Business and the value of Spinco’s properties and as is customary for companies engaged in similar businesses in similar industries;

(k) the transactions described in Section 2.01, including the PIMCO Transfer and the Goodwin Transfer, shall have occurred;

(l) no order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect;

(m) PNX and Spinco shall each have performed its obligations under this Agreement and each Ancillary Agreement, which are required to be performed prior to or at the time of the Distribution;

(n) the Parties shall have consummated those other transactions in connection with the Distribution that are contemplated by the Information Statement to be consummated prior to or at the time of the Distribution and are not specifically referred to in this Agreement or the Ancillary Agreements identified in Sections 2.03(a) - (d); and

(o) all members of the Spinco Group shall have been released from their obligations as guarantors with respect to the guarantees listed or described on Schedule 3.02(o).

Section 3.03. The Distribution. On or before the Distribution Date, subject to satisfaction or waiver of the conditions set forth in this Agreement, PNX shall deliver to the Distribution Agent a certificate or certificates representing all of the then outstanding shares of Spinco Common Stock held by the PNX Group, endorsed in blank, and shall instruct the Distribution Agent to distribute to each holder of record of PNX Common Stock on the Record Date one share of Spinco Common Stock for every 20 shares of PNX Common Stock so held by crediting the holder’s brokerage account. Spinco agrees to provide all certificates for shares of Spinco Common Stock that the Distribution Agent shall require in order to effect the Distribution.

ARTICLE IV

COVENANTS

Section 4.01. Bank Accounts.

(a) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all agreements or arrangements governing each bank and brokerage account owned by Spinco or any other member of the Spinco Group (the “Spinco Accounts”), including all Spinco Accounts listed or described on Schedule 4.01(a), so that such Spinco Accounts, if currently linked (whether by automatic withdrawal, automatic deposit, or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by PNX or any other member of the PNX Group (the “PNX Accounts”) are de-linked from the PNX Accounts. From and after the Effective Time, no current or former employee of any member of the PNX Group shall have any authority to access or control any Spinco Account other than those who will be Spinco employees.

(b) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all agreements or arrangements governing the PNX Accounts so that such PNX Accounts, if currently linked to a Spinco Account, are de-linked from the Spinco Accounts. From and after the Effective Time, no current or former employee of any member of the Spinco Group shall have any authority to access or control any PNX Account other than those who will be PNX employees.

(c) With respect to any outstanding checks issued by PNX, Spinco, or any of their respective subsidiaries prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the entity or Group owning the account on which the check is drawn.

(d) As between the two Parties (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by any Party (or member of its Group) that relate to a business, Asset or Liability of another Party (or member of its

Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

Section 4.02. Guaranteed Spinco and PNX Liabilities.

(a) Spinco shall use commercially reasonable efforts (excluding payment of money or incurrence of Liabilities) to obtain as promptly as practicable after the Distribution Date the release of all members of the PNX Group from any obligations with respect to Guaranteed Spinco Liabilities, including removing all members of the PNX Group from their obligations as guarantors with respect to the guarantees listed or described on Schedule 4.02(a). In no event shall any member of the Spinco Group take any action with respect to any Guaranteed Spinco Liabilities which could be reasonably expected to adversely affect the PNX Group members in any way, including, without limitation, extending the term of any Guaranteed Spinco Liabilities or increasing the liability guaranteed thereunder, unless the guarantee or obligation of all PNX Group members is released as to any extended or modified liability obligations under such Guaranteed Spinco Liabilities or PNX otherwise consents in writing.

(b) PNX shall use commercially reasonable efforts (excluding payment of money or incurrence of Liabilities) to obtain as promptly as practicable after the Distribution Date the release of all members of the Spinco Group from any obligations with respect to Guaranteed PNX Liabilities to which they have not been released as of the Distribution Date, including removing all members of the Spinco Group from their obligations as guarantors with respect to the guarantees listed or described on Schedule 4.02(b). In no event shall any member of the PNX Group take any action with respect to any Guaranteed PNX Liabilities which could be reasonably expected to adversely affect the Spinco Group members in any way including, without limitation, extending the term of any Guaranteed PNX Liabilities or increasing the liability guaranteed thereunder, unless the guarantee or obligation of all Spinco Group members is released as to any extended or modified liability obligations under such Guaranteed PNX Liabilities or Spinco otherwise consents in writing.

(c) In the event that any PNX Group member is required to pay or otherwise satisfy any Guaranteed Spinco Liabilities, without limiting any of PNX’s rights and remedies against Spinco under this Agreement or otherwise, in order to secure Spinco’s indemnity obligations to PNX hereunder in respect of such Guaranteed Spinco Liabilities, PNX shall be entitled to all the rights of the payee in any property of any member of the Spinco Group pledged as security for such Guaranteed Spinco Liabilities.

(d) In the event that Spinco Group member is required to pay or otherwise satisfy any Guaranteed PNX Liabilities, without limiting any of Spinco’s rights and remedies against PNX under this Agreement or otherwise, in order to secure PNX’s indemnity obligations to Spinco hereunder in respect of such Guaranteed PNX Liabilities, Spinco shall be entitled to all the rights of the payee in any property of any member of the PNX Group pledged as security for such Guaranteed PNX Liabilities.

Section 4.03. Insurance.

(a) Directors and Officers and Fiduciary Liability Policies. Following the Distribution, PNX will maintain directors’ and officers’ liability and fiduciary liability insurance coverage for a period of six (6) years from the Distribution Date for the directors and officers of Spinco who were directors or officers of PNX or members of the PNX Group as of the Distribution Date for acts as directors and officers of members of the PNX Group during periods prior to the Distribution Date.

(b) Third Party Policies.

(i) With respect to Third Party Policies, if an occurrence for which coverage is available under such Third Party Policies happens prior to the Effective Time, and a claim arising therefrom has been or is eventually asserted against Spinco or any other member of the Spinco Group (including any officer, director, employee or agent thereof) and such claim is reported by Spinco to the carrier, with a copy to PNX, in accordance with the reporting provision of the applicable policy, then PNX will, or will cause the members of the PNX Group that are insured thereunder to, (A) continue to provide Spinco and any other member of the Spinco Group with access to and coverage under the applicable Third Party Policies and (B) reasonably cooperate with Spinco and take commercially reasonable actions as may be necessary or advisable to assist Spinco in submitting such claims under the applicable Third Party Policies, provided that Spinco shall be responsible for its portion of any deductibles or self-insured retentions or co-payments legally due and owing relating to such claims. For the avoidance of doubt, if an occurrence for which coverage is available under such Third Party Policies happens after the Effective Time (and is not attributable and related to an occurrence which occurred prior to the Effective Time), or a claim arising from an occurrence prior to the Effective Time is not reported by Spinco to PNX on or before the date when such occurrence must be reported to the carrier under the applicable Third Party Policy, then no payment for any damages, costs of defense, or other sums with respect to such claim shall be available to Spinco under such Third Party Policies.

(ii) With respect to all Third Party Policies, Spinco agrees and covenants (on behalf of itself and each other member of the Spinco Group, and each other Affiliate of Spinco) not to make any claim or assert any rights against PNX and any other member of the PNX Group (including the captive insurance companies that are insured under the Third Party Policies), or the unaffiliated third-party insurers of such Third Party Policies, except as expressly provided under this Section 4.03(b).

(c) Administration of Third Party Policies; Other Matters.

(i) From and after the Effective Time, Spinco or a member of the Spinco Group shall be responsible for the administration of all Third Party Spinco Policies and Spinco shall be responsible for any premium adjustments, audits, deductible bills, collateral, Taxes and claims handling charges or other expenses associated with Third Party Spinco Policies.

(ii) With respect to all Third Party Policies, from and after the Effective Time, the agent for the applicable policy shall be responsible for the Insurance Administration and Claims Administration of such Third Party Policies; provided that the retention of such administrative responsibilities by an agent of PNX is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Third Party Policies as contemplated by the terms of this Agreement; provided, further, that the retention of such administrative responsibilities by an agent of PNX shall not relieve the Person submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner, or of such Person’s authority to settle any such Insured Claim within any period permitted or required by the relevant Third Party Policy.

(iii) Where Spinco Liabilities are specifically covered under a Third Party Policy for periods prior to the Effective Time, or where such Third Party Policy covers claims made after the Effective Time with respect to an occurrence prior to the Effective Time, then from and after the Effective Time, Spinco may claim coverage for Insured Claims under such Third Party Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Third Party Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 4.03(b) or Section 4.03(c)(v)), subject to the terms of this Section 4.03(c).

(iv) Except as set forth in this Section 4.03(c), PNX and Spinco shall not be liable to one another (or any of the members of their respective Groups) for claims, or portions of claims, not reimbursed by insurers under any Third Party Policy for any reason not within the control of PNX or Spinco, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), Third Party Policy limitations or restrictions, any coverage disputes, any failure to timely file a claim by PNX or Spinco (or any of the members of their respective Groups), or any defect in such claim or its processing. The liability of PNX and Spinco to one another for such claims is expressly limited to the amount of Insurance Proceeds received with respect to such claims and allocated to the respective Parties in accordance with Section 4.03(c)(v). It is expressly understood that the foregoing provisions in this Section 4.03(c)(iv) shall not limit any Party’s liability to any other Party for indemnification pursuant to Article VI.

(v) Except as otherwise provided in Section 4.03(b), Insurance Proceeds received with respect to claims, costs and expenses under the Third Party Policies shall be paid, as appropriate, to PNX with respect to the PNX Liabilities, and Spinco, with respect to Spinco Liabilities. In the event that the aggregate limits on any Third Party Policies are exceeded by the aggregate of outstanding Insured Claims by the Parties or members of their respective Groups, the Parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims which were covered under such Third Party Policy, and any Party who has received Insurance Proceeds in excess of such Party’s respective percentage of Insurance Proceeds shall pay to the other Party the appropriate amount so that each Party will have received its respective percentage of Insurance Proceeds pursuant hereto. Each of the Parties agrees to use commercially reasonable efforts to maximize available coverage under those Third Party Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Third Party Policy have been exceeded or would be exceeded as a result of such Insured Claim.

(vi) In the event that the Parties or members of their respective Groups have bona fide claims under any Third Party Policy arising from the same occurrence and for which a deductible or self-insured retention is payable, the Parties agree that the aggregate amount of the deductible or self-insured retention paid shall be borne by the Parties in the same proportion which the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Third Party Policy pursuant to Section 4.03(c)(v), and any Party who has paid more than such allocable share of the deductible or self-insured retention shall be entitled to receive from the other Party an appropriate amount so that each Party has borne its allocable share of the deductible or self-insured retention pursuant hereto.

(d) Cooperation. The Parties agree to use (and cause the members in their respective Groups to use) all commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Section 4.03.

(e) Miscellaneous.

(i) Nothing in this Agreement shall be deemed to restrict Spinco or PNX, or any members of their respective Groups, from acquiring at its own expense any insurance Policy in respect of any Liabilities or covering any period. Except as otherwise provided in this Agreement, from and after the Effective Time, Spinco and PNX shall be responsible for obtaining and maintaining their respective insurance programs for their risk of loss and such insurance arrangements shall be separate programs apart from each other and each will be responsible for its own deductibles and self-insured retentions for such insurance programs.

(ii) Each of the Parties intends by this Agreement that a third-party Person, including a third-party insurer or reinsurer, or other third-party Person that, in the absence of the Agreement would otherwise be obligated to pay any claim or satisfy any indemnity or other obligation, shall not be relieved of the responsibility with respect thereto and shall not be entitled to a “windfall” (i.e., avoidance of the obligation that such Person would have in the absence of this Agreement). To the extent that any such Person would receive such a windfall, the Parties shall negotiate in good faith concerning an amendment of this Agreement.

Section 4.04. No Hire; No Solicit; Limited Non-Compete

(a) Subject to subsections (b) and (c) below, none of PNX or Spinco or any member of their respective Groups will from the Effective Time through and including the 18 month anniversary of the Effective Time, without the prior written consent of the other Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, (i) solicit, aid, induce or encourage any individual who is an employee of a member of the other Party’s Group to leave his or her employment, or (ii) hire any individual who, at the time of solicitation, is an employee of a member of the other Party’s Group.

(b) Nothing in this Section 4.04 shall be deemed to prohibit any solicitation or hiring of any employee or employment of any employee of one Party or its Group, other than a Goodwin Investment Professional, who (i) initially contacted the other Party, a member of the other Party’s Group or their representatives on his or her own initiative without any solicitation by such Party, a member of such Party’s Group or their representatives, (ii) responded to a solicitation directed at the public in general through advertisement or similar means not targeted specifically at such employee, the Party or member of the Party’s Group employing such employee, (iii) was referred to such Party, a member of such Party’s Group or their representatives, as applicable, by search firms, employment agencies or other similar entities provided that such entities have not been specifically instructed by such Party, a member of such Party’s Group or their representatives to solicit the employee, or (iv) was terminated by the other Party or a member of the other Party’s Group.

(c) Nothing in this Section 4.04 shall be deemed to prohibit the solicitation or hiring of any Goodwin Investment Professional who (i) was terminated by PNX or a member of the PNX Group, or has otherwise been removed by PNX or a member of the PNX Group from (or otherwise had his or her responsibilities substantially and adversely reduced with respect to the provision of investment advisory services to any Restricted Fund managed by Spinco or any member of the Spinco Group) without the prior written consent of Spinco or any member of the Spinco Group (for the avoidance of doubt, whether or not such individual’s employment with PNX or any member of the PNX Group has also been terminated), or (ii) (A) was providing investment management services to (or in respect of) any Restricted Fund managed by Spinco or any member of the Spinco Group within the six-month period immediately preceding PNX or any member of the PNX Group having resigned as adviser, sub-adviser or in a similar capacity with respect to any Restricted Fund managed by Spinco or any member of the Spinco Group, and (B) meets any one of the criteria set forth in subsections 4.04(b)(i) through (iii) above.

(d) From the Effective Time through and including the second anniversary of the Effective Time, without the prior written consent of Spinco, neither PNX nor any member of the PNX Group shall sponsor or act as an investment adviser or sub-adviser (or otherwise provide investment advisory services, directly or indirectly) to or in respect of any Restricted Fund (collectively, “Restricted Fund Activities”).

Section 4.05. Legal Names and Signage.

(a) Except as otherwise specifically provided in any Ancillary Agreement, each Party shall exercise commercially reasonable efforts to cease (and cause all of the other members of its Group to cease), as soon as reasonably practicable after the Distribution Date, but in any event within six (6) months thereafter: (i) making any use of any names or Trademarks that include (A) any of the Trademarks of the other Party or such other Party’s subsidiaries or Affiliates (including, in the case of Spinco, “Phoenix Investment Partners” or “The Phoenix Companies, Inc.” or any other name or Trademark containing the word “Phoenix”) and (B) any names or Trademarks related thereto including any names or Trademarks confusingly similar thereto or dilutive thereof (with respect to each Party, such

Trademarks of the other Party or any of such other Party’s subsidiaries or Affiliates, the “Other Party Marks”), and (ii) holding themselves out as having any affiliation with the other Party or such other Party’s subsidiaries or Affiliates; provided, however, that the foregoing shall not prohibit any Party or any member of a Party’s Group from (1) stating in any advertising or any other communication that it is formerly a PNX affiliate, (2) making use of any Other Party Mark in a manner that would constitute “fair use” under applicable Law if any unaffiliated third party made such use or would otherwise be legally permissible for any unaffiliated third party without the consent of the Party owning such Other Party Mark or (3) as may be required in any regulatory filing or submission or as may otherwise be required by law. In furtherance of the foregoing, as soon as practicable, but in no event later than six (6) months following the Effective Time, each Party shall (and cause all of the other members of its Group to) remove, strike over or otherwise obliterate all Other Party Marks from all of such Party’s and its subsidiaries’ and Affiliates’ assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems; provided, however, that Spinco shall promptly after the Effective Time post a disclaimer on the “www.Virtus.com” website informing its customers that as of the Effective Time and thereafter Spinco, and not PNX, is responsible for the operation of the Spinco Business, including such website and any applicable services. Any use by any Party or any of such Party’s Subsidiaries or Affiliates of any of the Other Party Marks as permitted in this Section 4.05 is subject to their compliance with all quality control and related requirements and guidelines in effect for the Other Party Marks as of the Effective Time.

(b) Notwithstanding the foregoing requirements of Section 4.05(a), if any Party or any member of such Party’s Group exercised good faith efforts to comply with Section 4.05(a) but is unable, due to regulatory or other circumstance beyond its reasonable control, to effect a legal name change or other change in compliance with applicable Law such that an Other Party Mark remains in such Party’s or its Group member’s legal name, then such Party or its relevant Group member will not be deemed to be in breach hereof as long as it continues to exercise good faith efforts to effectuate such name change and does effectuate such name change within nine (9) months after the Effective Time, and, in such circumstances, such Party or Group member may continue to include in its assets and other materials references to the Other Party Mark that is in such Party’s or Group member’s legal name which includes references to “Phoenix” as applicable, but only to the extent necessary to identify such Party or Group member and only until such Party’s or Group member’s legal name can be changed to remove and eliminate such references.

(c) Notwithstanding the foregoing requirements of Section 4.05(a), Spinco shall not be required to change any name including the word “Phoenix” in any third-party contract or license, or in property records with respect to real or personal property, if an effort to change the name is commercially unreasonable; provided, however, that (i) Spinco on a prospective basis from and after the Effective Time shall change the name in any new or amended third-party contract or license or property record and (ii) Spinco shall not advertise or make public any continued use of the “Phoenix” name permitted by this Section 4.05(c).

Section 4.06. Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.

(a) Each Party agrees to the following:

(i) Annual Financial Statements. For the period ending one hundred and eighty (180) days following the Effective Time and in any event solely with respect to the preparation and audit of each of the Party’s financial statements for any of the years ended December 31, 2008, 2007 and 2006, each Party shall provide to the other Party on a timely basis all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and, to the extent applicable to such Party, for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with all applicable provisions of Regulation S-K, including, without limitation, Items 307 and 308 of Regulation S-K and, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Party’s auditors with respect to information to be included or contained in the other Party’s annual financial statements and to permit the other Party’s auditors and management to complete the Internal Control Audit and Management Assessments.

(ii) Access to Personnel and Records. With respect to the fiscal year 2008, and any future fiscal year of each of PNX and Spinco, then each audited Party shall authorize its auditors, and use commercially reasonable efforts to cause its respective auditors, to make available to the other Party’s auditors (the other Party’s auditors, collectively, the “Other Party’s Auditors”), at the sole cost and expense of the Party requesting access, both the personnel who performed or are performing the annual audits of such audited party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they consider necessary to take responsibility for, or otherwise to review to the extent deemed required, the work of the Audited Party’s auditors as it relates to their auditors’ report on or review of such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual or interim financial statements. In such an event, each Party shall make available to the Other Party’s Auditors and management its personnel and Records, at the sole cost and expense of the Party requesting access, in a reasonable time prior to the Other Party’s Auditors’ opinion or review date and the other party’s management’s assessment date so that the Other Party’s Auditors and the other Party’s management are able to prepare its annual or interim financial statements or to perform the procedures they consider necessary to conduct the Internal Control Audit and Management Assessments.

(b) In the event a Party restates any of its financial statements that include such Party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation between January 1, 2005 and December 31, 2008, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the Commission that includes such restated audited or unaudited financial statements (the “Amended Financial Report”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the Commission, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the Commission, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party, in connection with the other Party’s preparation of any Amended Financial Reports.

(c) If any Party or member of its respective Group is required, pursuant to Rule 3-09 of Regulation S-X or otherwise, to include in its Exchange Act filings audited financial statements or other information of the other Party or member of the other Party’s Group, the other Party shall use commercially reasonable efforts (i) to provide such audited financial statements or other information, and (ii) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in the Party’s Exchange Act filings.

(d) Nothing in this Section 4.06 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 4.06 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information.

Section 4.07. No Restrictions on Post-Closing Competitive Activities; Corporate Opportunities.

(a) Except as expressly provided herein or in any of the Ancillary Agreements, it is the explicit intent of each of the Parties that this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted by the Parties. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of the other Party hereto to engage in any business or other activity that competes with the business of such Party, or (ii) the ability of the other Party to engage in any specific line of business or engage in any business activity in any specific geographic area.

(b) Except as expressly provided herein or in any of the Ancillary Agreements, PNX and the PNX Group shall have the right to, and shall have no duty not to,

(i) engage in the same or similar business activities or lines of business as Spinco or any other member of the Spinco Group, (ii) do business with any client or customer of Spinco or any other member of the Spinco Group, and (iii) employ or otherwise engage any officer or employee of Spinco or any other member of the Spinco Group, and neither PNX nor the PNX Group nor any officer or director thereof shall be liable to Spinco or any other member of the Spinco Group or any of Spinco’s stockholders for breach of any fiduciary duty by reason of any such activities of PNX or any other member of the PNX Group or of such person’s participation therein.

(c) Except as expressly provided in the Ancillary Agreements, Spinco and the Spinco Group shall have the right to, and shall have no duty not to, (i) engage in the same or similar business activities or lines of business as PNX or any other member of the PNX Group, (ii) do business with any client or customer of PNX or any other member of the PNX Group, and (iii) employ or otherwise engage any officer or employee of PNX or any other member of the PNX Group, and neither Spinco nor the Spinco Group nor any officer or director thereof shall be liable to PNX or any other member of the PNX Group or any of PNX’s stockholders for breach of any fiduciary duty by reason of any such activities of Spinco or the Spinco Group or of such person’s participation therein.

(d) In the event that PNX or any other member of the PNX Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both PNX or any other member of the PNX Group and Spinco or any other member of the Spinco Group, neither PNX nor any other member of the PNX Group nor any agent or advisor thereof shall have any duty to communicate or present such corporate opportunity to Spinco or any other member of the Spinco Group and shall not be liable to Spinco or any other member of the Spinco Group or to Spinco’s stockholders for breach of any fiduciary duty as a stockholder of Spinco by reason of the fact that PNX or any other member of the PNX Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to Spinco or any other member of the Spinco Group.

(e) In the event that Spinco or any other member of the Spinco Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both PNX or any other member of the PNX Group and Spinco or any other member of the Spinco Group, neither Spinco nor any other member of the Spinco Group nor any agent or advisor thereof shall have any duty to communicate or present such corporate opportunity to PNX or any other member of the PNX Group and shall not be liable to PNX or any other member of the PNX Group or to PNX’s stockholders for breach of any fiduciary duty as a stockholder of Spinco by reason of the fact that Spinco or any other member of the Spinco Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to PNX or any other member of the PNX Group.

(f) For the purposes of this Section 4.07, “corporate opportunities” of Spinco or any other member of the Spinco Group shall include, but not be limited to, business opportunities (i) that Spinco or any other member of the Spinco Group is financially able to undertake, (ii) that are, by their nature, in a line of business of Spinco or any other member of the Spinco Group, including the Spinco Business, (iii) that are of practical advantage to Spinco or any other member of the Spinco Group, (iv) in which Spinco or any other member of the Spinco Group has an interest or a reasonable expectancy, and (v) in which, by embracing the opportunities, Spinco or any other member of the Spinco Group will cause the self-interest of PNX or any other member of the PNX Group or any of their officers or directors to be brought into conflict with that of Spinco or any other member of the Spinco Group, and “corporate opportunities” of PNX or any other member of the PNX Group shall include, but not be limited to, business opportunities (i) that PNX or any other member of the PNX Group is financially able to undertake, (ii) that are, by their nature, in a line of business of PNX or any other member of the PNX Group, (iii) that are of practical advantage to PNX or any other member of the PNX Group, (iv) in which PNX or any other member of the PNX Group have an interest or a reasonable expectancy, and (v) in which, by embracing the opportunities, PNX or any other member of the PNX Group will cause the self-interest of Spinco or any other member of the Spinco Group or any of their officers or directors to be brought into conflict with that of PNX or any other member of the PNX Group.

Section 4.08. Right of Offset.

(a) To the extent PNX or any other member of the PNX Group has the right to receive any amounts hereunder, including under the provisions of Article VI, or under any Ancillary Agreement or under any other arrangement between any member of the PNX Group and Spinco or any other member of the Spinco Group, then following notice of such proposed offset PNX may satisfy such amounts out of and shall have a right of off-set against any amounts then currently due from Spinco or any other member of the Spinco Group to PNX or any other member of the PNX Group hereunder or thereunder. The parties shall conduct a final accounting for such amounts within 60 days of the Distribution Date, and related payments required to be made by either Spinco or PNX to the extent the amounts determined by such final accounting are higher or lower, respectively, than PNX’s estimate shall be made not later than 90 days after the Distribution Date.

(b) To the extent Spinco or any other member of the Spinco Group has the right to receive any amounts hereunder, including under the provisions of Article VI, or under any Ancillary Agreement or under any other arrangement between any member of the Spinco Group and PNX or any other member of the PNX Group, then following notice of such proposed offset Spinco may satisfy such amounts out of and shall have a right of off-set against any amounts then currently due from PNX or any other member of the PNX Group to Spinco or any other member of the Spinco Group hereunder or thereunder. The parties shall conduct a final accounting for such amounts within 60 days of the Distribution Date, and related payments required to be made by either Spinco or PNX to the extent the amounts determined by such final accounting are higher or lower, respectively, than Spinco’s estimate shall be made not later than 90 days after the Distribution Date.

ARTICLE V

LITIGATION MATTERS

Section 5.01. Case Allocation.

(a) As of the Distribution Date, Spinco shall, and, as applicable, shall cause the other members of the Spinco Group to, (i) diligently conduct, at its sole cost and expense, the defense of the Spinco Actions, including the Spinco Actions listed on Schedule 5.01(a) and any applicable future Spinco Actions; (ii) notify PNX of material litigation developments related to the Spinco Actions; and (iii) agree not to file any cross claim or institute separate legal proceedings against PNX in relation to the Spinco Actions.

(b) As of the Distribution Date, PNX shall, and, as applicable, shall cause the other members of the PNX Group to, (i) diligently conduct, at its sole cost and expense, the defense of the PNX Actions, including the PNX Actions listed on Schedule 5.01(b) and any applicable future PNX Actions; and (ii) agree not to file any cross claim or institute separate legal proceedings against Spinco in relation to the PNX Actions.

(c) Notwithstanding anything in this Section 5.01 to the contrary, PNX shall have the right to participate in the defense of any Spinco Action and to be represented by attorneys of its own choosing and at its sole cost and expense.

(d) Spinco shall indemnify and hold harmless PNX and other members of the PNX Group against Liabilities arising in connection with Spinco Actions, and PNX shall indemnify and hold harmless Spinco and other members of the Spinco Group against Liabilities arising in connection with PNX Actions, in each case, in accordance with the indemnification provisions of Article VI.

(e) As of the Distribution Date, PNX shall, and, as applicable, shall cause the other members of the PNX Group to, (i) diligently conduct the defense of the Joint Actions, including the Joint Actions listed on Schedule 5.01(e) and any applicable future Joint Actions; (ii) notify Spinco of material litigation developments related to the Joint Actions; and (iii) agree not to file any cross claim or institute separate legal proceedings against Spinco in relation to the Joint Actions; provided that if it becomes clear that a Joint Action relates primarily to the Spinco Business then from and after such time such Joint Action shall instead be deemed to be a Spinco Action subject to clause (a) above; and provided, further, that if it becomes clear that a Joint Action does not relate primarily to the Spinco Business then from and after such time such Joint Action shall instead be deemed to be a PNX Action subject to clause (b) above. PNX and Spinco shall regularly meet to review and discuss the progress of the Joint Actions and the classification thereof. Any dispute regarding whether an Action remains a Joint Action shall be settled pursuant to the dispute resolution mechanics of Section 13.15.

(f) Until such time as the respective Liabilities of the members of the PNX Group and Spinco Group are determined in connection with any Joint Action, PNX and Spinco shall each pay 50% of the cost and expenses associated with the defense of such Joint Action. The parties agree that, to effect the foregoing sharing arrangement, counsel in connection with any Joint Action shall be instructed to render separate bills to PNX and to Spinco. In the event that either Party pays any costs or expenses that are the responsibility of the other Party hereunder, the responsible Party shall promptly reimburse the other Party for such amounts. Spinco shall have the right to employ separate counsel to represent it and members of the Spinco Group if Spinco shall have reasonably concluded that there may be a legal defense available to members of the Spinco Group that are different from or in addition to those available to PNX or representation of both PNX (or any member of the PNX Group) and Spinco (or any member of the Spinco Group) by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case fees and expenses of such counsel incurred by Spinco shall be included in the amounts allocated by the next sentence of this paragraph (f). Upon the determination of Liability of the members of the PNX Group and Spinco Group in connection with any Joint Action, Spinco shall indemnify and hold harmless PNX and other members of the PNX Group against the portion of such Liabilities relating primarily to the Spinco Business, and PNX shall indemnify and hold harmless Spinco and other members of the Spinco Group against the portion of such Liabilities relating primarily to the PNX Business, including, in each case, the costs and expenses associated with the defense of such Joint Action since the beginning of such Joint Action, which shall be allocated between PNX and Spinco in proportion to the Liability with respect to such Joint Action of members of the PNX Group, on the one hand, and members of the Spinco Group, on the other hand. Indemnification pursuant to this Section 5.01(f) shall be in accordance with the indemnification provisions of Article VI.

Section 5.02. Litigation cooperation.

(a) Each of PNX and Spinco agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a third-party with respect to which a Party (or any member of such Party’s respective Group) is a named defendant but such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party shall use commercially reasonable efforts to cause the named but not liable defendant to be removed from such Action and such defendant shall not be required to make any payments or contribution in connection therewith.

(b) If, in the case of any Action involving a matter contemplated by Section 5.01, there is believed to be a conflict of interest between the Parties, or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the non-responsible Party or such Party’s business or operations, such Party shall be entitled to retain, at the responsible Party’s expense, separate counsel as required by the applicable rules of professional conduct (which counsel shall be reasonably acceptable to the responsible Party) and to participate in (but not control) the defense, compromise, or settlement of that portion of the Action where there is believed to be a conflict of interest or the Third Party Claim that seeks equitable relief with respect to the named Party.

(c) PNX and Spinco shall each use commercially reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents, and the officers, directors, employees and agents of its subsidiaries, as witnesses to the extent that such individuals may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other, or of any entity that is part of the other Party’s Group in which the requesting Party or a member of its Group may be involved. The requesting Party shall bear all out-of-pocket expenses in connection therewith. On and after the Effective Time, in connection with any matter contemplated by this Section 5.02(c), the Parties will maintain any attorney-client privilege or work product immunity of any member of any Group as required by this Agreement or any Ancillary Agreement.

ARTICLE VI

INDEMNIFICATION

Section 6.01. Spinco Indemnification of the PNX Group. On and after the Distribution Date, Spinco shall indemnify, defend and hold harmless each member of the PNX Group, and each of their respective directors, officers, employees and agents (the “PNX Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any of the PNX Indemnitees and arising out of, or due to, (a) the failure of Spinco or any member of the Spinco Group to pay, perform or otherwise discharge, any of the Spinco Liabilities, (b) any untrue statement or alleged untrue statement of any material fact contained in the preliminary or final Form 10, the preliminary or final Information Statement or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (other than the information about PNX included in the sections of the Information Statement attached as Exhibit 99.1 to the Form 10 entitled “Summary—Our Business,” “Summary—Summary of the Spin-Off,” and “The Spin-Off—Reasons for the Spin-Off,” or any amendment or supplement thereto), excluding information in the Information Statement regarding whether the Distribution is taxable, and (c) any breach by Spinco or any member of the Spinco Group of this Agreement; provided, that Spinco shall have no obligation to indemnify PNX or any other member of the PNX Group with respect to any matter to the extent that such party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith.

Section 6.02. PNX Indemnification of Spinco Group. On and after the Distribution Date, PNX shall indemnify, defend and hold harmless each member of the Spinco Group and each of their respective directors, officers, employees and agents (the “Spinco Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any of the Spinco Indemnitees and arising out of, or due to, (a) the failure of PNX or any member of the PNX Group to pay, perform or otherwise discharge, any of the PNX Liabilities, (b) any untrue statement or alleged untrue statement of any material fact regarding PNX included in the sections of the Information Statement attached as Exhibit 99.1 to the Form 10 entitled “Summary—Our Business,” “Summary—The Spin-Off,” and “The Spin-Off—Reasons for the Spin-Off,” or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and (c) any breach by PNX or any member of the PNX Group of this Agreement; provided, that PNX shall have no obligation to indemnify Spinco or any other member of the Spinco Group with respect to any matter to the extent that such party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith.

Section 6.03. Contribution. In circumstances in which the indemnity agreements provided for in Sections 6.01(b) and 6.02(b) are unavailable or insufficient, for any reason, to hold harmless an indemnified party in respect of any Indemnifiable Losses arising thereunder, each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such Indemnifiable Losses, in proportion to the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such Indemnifiable Losses, as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Spinco or PNX, the Parties’ relative intents, knowledge, access to information and opportunity to correct or prevent such statement or omission, and any other equitable considerations appropriate in the circumstances.

Section 6.04. Insurance and Third Party Obligations. No insurer or any other third party shall be, by virtue of the foregoing indemnification provisions, (a) entitled to a benefit it would not be entitled to receive in the absence of such provisions, (b) relieved of the responsibility to pay any claims to which it is obligated, or (c) entitled to any subrogation rights with respect to any obligation hereunder.

Section 6.05. Indemnification Obligations Net of Insurance Proceeds and Other Amounts on a Net Tax Benefit Basis.

(a) Any Liability subject to indemnification or contribution pursuant to this Article VI, will (i) be net of Insurance Proceeds that actually reduce the amount of the Liability, (ii) be net of any proceeds received by an Indemnified Party from any third party for indemnification for such Liability that actually reduce the amount of the Liability (“Third Party Proceeds”), (iii) be reduced by any Tax benefit actually realized by the Indemnified Party (calculated on a with and without basis) arising from the incurrence or payment of any such Liability and (iv) be increased by any Tax detriment actually incurred by the Indemnified Party (calculated on a with and without basis) as a result of the receipt or accrual of the Indemnity Payment (as defined below) in respect of such Liability. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnified Party will be reduced by any Insurance Proceeds, Tax benefits actually realized or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability, and shall be increased by any Tax detriments actually incurred. If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

If a Tax benefit or Tax detriment is actually realized or incurred after the payment of any Indemnity Payment hereunder, the Indemnified or Indemnifying Party, as the case may be, shall pay to the other the amount of any such Tax benefit or Tax detriment when actually realized or incurred. Adjustments will made if any such Tax benefits are disallowed or such Tax detriments are not ultimately incurred.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contributions provisions hereof, have any subrogation rights with respect thereto. The Indemnified Party shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks contribution or indemnification pursuant to this Article VI; provided that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

Section 6.06. Notice and Payment of Claims. If any PNX or Spinco Indemnitee (the “Indemnified Party”) determines that it is or may be entitled to indemnification by a Party (the “Indemnifying Party”) under this Article VI (other than in connection with any Action or claim subject to Section 6.07), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 30 days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor within the same 30 day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

Section 6.07. Notice and Defense of Third Party Claims. Promptly following the earlier of (a) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (b) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 6.07 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within 30 days after receipt of such notice, the Indemnifying Party shall by giving written notice thereof to the Indemnified Party, (a) acknowledge, as between the parties hereto, liability for, and at its option elect to assume the defense of such Third Party Claim at its sole cost and expense or (b) object to the claim of indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 6.07 setting forth the grounds therefor; provided that if the Indemnifying Party does not within the same 30 day period give the Indemnified Party written notice acknowledging liability or objecting to such claim and setting forth the grounds therefor, the Indemnifying Party shall be deemed to have acknowledged, as between the parties hereto, its liability to the Indemnified Party for such Third Party Claim. Any contest of a Third Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party’s sole cost and expense. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided that the Indemnifying Party may not agree to any such settlement pursuant to which any remedy or relief, other than monetary damages for which the

Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third Party Claim for which it has acknowledged liability for indemnification under Article VI, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney’s fees and reasonable out-of-pocket expenses incurred in defending against such Third Party Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within 15 days after the final resolution of such Third Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise), or, in the case of any Third Party Claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party’s objection has been resolved by settlement, compromise or the final nonappealable judgment of a court of competent jurisdiction.

ARTICLE VII

EMPLOYEE MATTERS

Section 7.01. Employee Matters Agreement. All matters relating to or arising out of any employee benefit, compensation or welfare arrangement in respect of any present and former employee of the PNX Group or the Spinco Group shall be governed by the Employee Matters Agreement substantially in the form of Exhibit A hereto, except as may be expressly stated herein. In the event of any inconsistency with respect to such matters between the Employee Matters Agreement and this Agreement or any Ancillary Agreement, the Employee Matters Agreement shall govern to the extent of the inconsistency.

ARTICLE VIII

TAX MATTERS

Section 8.01. Tax Separation Agreement. All matters relating to Taxes shall be governed exclusively by the Tax Separation Agreement substantially in the form of Exhibit B hereto, except as may be expressly stated herein. In the event of any inconsistency with respect to such matters between the Tax Separation Agreement and this Agreement or any Ancillary Agreement, the Tax Separation Agreement shall govern to the extent of the inconsistency.

ARTICLE IX

ACCOUNTING MATTERS

Section 9.01. Intercompany Accounts.

(a) Each Intercompany Account outstanding immediately prior to the Effective Time, in any general ledger account of PNX, Spinco or any of their respective Affiliates, other than those set forth on Schedule 9.01(a), shall be satisfied and/or settled by the relevant members of the PNX Group and the Spinco Group no later than the Effective Time by (i) forgiveness by the relevant obligor, (ii) one or a related series of distributions of capital, or (iii) cash payment by the relevant obligor to the relevant obligee, in each case as agreed to by the Parties.

(b) To the extent Intercompany Accounts are not satisfied in accordance with Section 9.01(a), each Intercompany Account outstanding immediately prior to the Effective Time under any of the general ledger accounts of PNX, Spinco or any of their respective Affiliates set forth on Schedule 9.01(a) shall continue to be outstanding after the Effective Time and thereafter (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation, and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third-party and shall no longer be an Intercompany Account.

ARTICLE X

TRANSITION SERVICES

Section 10.01. Transition Services Agreement. All matters relating to the provision of support and other services by the PNX Group to the Spinco Group after the Effective Time covered by the Transition Services Agreement, other than as provided in Section 11.07, shall be governed exclusively by the Transition Services Agreements substantially in the form of Exhibit C hereto, except as may be expressly stated herein. In the event of any inconsistency with respect to such matters between the Transition Services Agreement and this Agreement or any Ancillary Agreement, the Transition Services Agreement shall govern to the extent of the inconsistency.

ARTICLE XI

INFORMATION; SEPARATION OF DATA

Section 11.01. Provision of Corporate Records. As soon as practicable following the Effective Time, PNX and Spinco shall each arrange for the provision to the other of existing Records in its possession relating to the other Party or its business and affairs or to any other entity that is part of such other Party’s respective Group or to the business and affairs of such other entity.

Section 11.02. Access to Information. From and after the Effective Time, PNX and Spinco shall each afford the other and its accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to Persons possessing information) and duplicating rights during normal business hours to all Records in its possession relating to the business and affairs of the other Party or a member of its Group (other than data and information subject to an attorney/client or other privilege), including, but not limited to, the Shared Records, insofar as such access is reasonably required by the other including, without limitation, for audit, accounting, regulatory and litigation purposes.

Section 11.03. Retention of Records. Except as otherwise required by law or agreed to in writing, each Party shall, and shall cause the members of its Group to, retain all information relating to the other Party’s business and affairs in accordance with the past practice of such Party. Notwithstanding the foregoing, either Party may destroy or otherwise dispose of any information at any time in accordance with the corporate record retention policy maintained by such Party with respect to its own records. Notwithstanding the foregoing, Shared Records shall be accessed, maintained, preserved, safeguarded, transferred, disposed of and destroyed in accordance with the procedures set forth in Schedule 11.03.

Section 11.04. Confidentiality.

(a) Notwithstanding any termination of this Agreement, the Parties shall hold, and shall cause each of their respective subsidiaries to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any ongoing or future commercial purpose, without the prior written consent of the other Party, any and all Confidential Information concerning any other Party; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for our auditing and other non-commercial purposes and are informed of their obligation to, and agree to, hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against any other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures; provided, further, that each Party (and members of its Group as necessary) may use, or may permit use of, Confidential Information of the other Party in connection with such first Party performing its obligations, or exercising its rights, under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (iii) above, each Party, as applicable and to the extent not prohibited by any applicable Laws, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

(b) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information and (ii) confidentiality obligations provided for in any agreement between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the PNX Business or the Spinco Business, as the case may be; provided, such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 11.04(a). Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent of the applicable Party, except pursuant to Section 13.05(b).

(c) Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements with such third party prior to the Effective Time. Such Party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Effective Time between one or more members of the such Party’s Group (whether acting through, on behalf of, or in connection with, the separated businesses) and such third parties.

(d) Upon the written request of a Party, the other Party shall promptly, (i) deliver to such requesting Party all original Confidential Information (whether written or electronic) concerning such requesting Party and/or its Subsidiaries, and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts there from). Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify in writing to such requesting Party that the requirements of the preceding sentence have been satisfied in full.

Section 11.05. Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the PNX Group and the Spinco Group, and that each of the members of the PNX Group and the Spinco Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b) The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of PNX or Spinco, as the case may be. With respect to such post-separation services, the Parties agrees as follows:

(i) PNX shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the PNX Business, whether or not the privileged information is in the possession of or under the control of PNX or Spinco. PNX shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting PNX Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by PNX, whether or not the privileged information is in the possession of or under the control of PNX or Spinco; and

(ii) Spinco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Spinco Business, whether or not the privileged information is in the possession of or under the control of PNX or Spinco. Spinco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Spinco Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Spinco, whether or not the privileged information is in the possession of or under the control of PNX or Spinco.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 11.05, with respect to all privileges not allocated pursuant to the terms of Section 11.05(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve both PNX and Spinco in respect of which both Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d) No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent. Each Party shall use its reasonable best efforts to preserve any privilege held by the other party if that privilege is a shared privilege or has been allocated to the other party pursuant to Section 11.05(b).

(e) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Group’s, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between the Parties or their respective subsidiaries regarding whether a privilege should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by either Party or by any subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if either Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 11.05 or otherwise to prevent the production or disclosure of such privileged information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of PNX and Spinco as set forth in Section 11.04 and Section 11.05, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. Nothing provided for herein or in any Ancillary Agreement shall be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 11.06. Ownership of Information. Any Information owned by one Party or any of its subsidiaries that is provided to a requesting Party pursuant to Article VI, Article XIII, or this Article XI shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 11.07. Separation of Data. Spinco acknowledges and agrees that PNX may, after the Effective Time, delete or cause to be deleted any Information which does not relate to the Spinco Business which is contained in, stored in or accessible through any Software provided to Spinco under the Transition Services Agreement or otherwise. The foregoing will not be deemed to be a violation of any provision of this Agreement or the Transition Services Agreement. The provisions of Section 11.04 apply to Spinco’s use of any such Information prior to its deletion.

ARTICLE XII

INTEREST ON PAYMENTS

Section 12.01. Interest. Except as otherwise expressly provided in this Agreement or an Ancillary Agreement, all payments by one Party to the other under this Agreement or any Ancillary Agreement shall be paid by company check or wire transfer of immediately available funds to an account in the United States designated by the recipient, within thirty (30) days after receipt of an invoice or other written request for payment setting forth the specific amount due and a description of the basis therefor in reasonable detail. Any amount remaining unpaid beyond its due date, including disputed amounts that are ultimately determined to be payable, shall bear interest at a rate of simple interest per annum equal to the Applicable Rate. Notwithstanding anything to the contrary contained herein or in any Ancillary Agreement, in no event shall the amount or rate of interest due and payable exceed the maximum amount or rate of interest allowed by applicable law and, in the event any such excess payment is made or received, such excess sum shall be credited as a payment of principal (or if no principal shall remain outstanding, shall be refunded).

ARTICLE XIII

MISCELLANEOUS

Section 13.01. Expenses. Except as set forth on Schedule 13.01(a) or as specifically provided in this Agreement or any Ancillary Agreement, PNX shall pay (a) all costs and expenses incurred in connection with the spin-off and the transactions contemplated by this Agreement (including, without limitation, the costs and expenses set forth on Schedule 13.01(b), transfer taxes and the fees and expenses of the Distribution Agent and of all counsel, accountants and financial and other advisors), (b) all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and the Ancillary Agreements and (c) all legal, filing, accounting, printing, and other expenses in connection with the preparation, printing and filing of the Form 10 and the Information Statement.

Section 13.02. Notices. All notices and communications under this Agreement shall be in writing and shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, hand delivery or overnight courier, and, (b) three (3) business days after mailing if such notice or communication is sent by United States registered or certified mail, return receipt requested, first class postage prepaid. All notices and communications, to be effective, must be properly addressed to the party to whom the same is directed at its address as follows:

If to PNX, to:	The Phoenix Companies, Inc.
One American Row
Hartford, Connecticut 06102
Attention: General Counsel
Fax: (860) 403-7899

With copies to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Gary I. Horowitz
Fax: (212) 455-2502

If to Spinco, to:	Virtus Investment Partners, Inc.
100 Pearl Street, 9th Floor
Hartford, Connecticut 06103
Attention: Kevin J. Carr
Fax:

With copies to:	Day Pitney LLP
200 Campus Drive
Florham Park, New Jersey 07932
Attention: Warren J. Casey
Fax: (973) 966-1015

Either Party may, by written notice delivered to the other Party in accordance with this Section 13.02, change the address to which delivery of any notice shall thereafter be made.

Section 13.03. Amendment and Waiver. This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the Party or Parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

Section 13.04. Entire Agreement. This Agreement, together with the Ancillary Agreements, constitutes the entire understanding of the Parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreement with respect to the subject matter thereof, the provisions of such Ancillary Agreement shall prevail to the extent of the inconsistency.

Section 13.05. Consolidation, Merger, Etc.; Parties in Interest; Termination.

(a) Neither Party (referred to in this Section 13.05(a) as a “Transferring Party”) shall consolidate with or merge into any other entity or convey, transfer or lease all or any substantial portion of its properties and assets to any entity, unless, in each case, the other party to such transaction expressly assumes, by a written agreement, executed and delivered to the other Party hereto, in form reasonably satisfactory to such other Party, all of the Liabilities of the Transferring Party under this Agreement and the Ancillary Agreements and the due and punctual performance or observance of every agreement, obligation and covenant of this Agreement and Ancillary Agreements on the part of the Transferring Party to be performed or observed.

(b) Neither of the Parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of each other Party. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any Person other than members of the PNX Group and the Spinco Group and the PNX Indemnitees and Spinco Indemnitees under Article VI hereof.

(c) This Agreement (including Article VI hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of PNX without the approval of Spinco or the shareholders of PNX. In the event of such termination, neither Party shall have any liability of any kind arising from such termination to the other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties; provided, however, that Article VI shall not be terminated or amended after the Distribution in respect of any PNX Indemnitee or Spinco Indemnitee without the consent of such Person.

Section 13.06. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto will use commercially reasonable efforts to (a) execute and deliver such further instruments and documents and take such other actions as any other Party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (b) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to obtain any consents and approvals, make any filings and applications and remove any liens, claims, equity or other encumbrance on an Asset of the other Party necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no Party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the Party or its Group or the business thereof.

Section 13.07. Severability. In the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 13.08. Governing Law; Jurisdiction. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware, without regard to the conflicts of law rules of such state. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the State of Connecticut or any federal court with subject matter jurisdiction located in the District of Connecticut (and any appeals court therefrom) in the event any dispute arises out of this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby in any court other than such courts.

Section 13.09. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

Section 13.10. Third Party Beneficiaries. Except as provided in Article VI and except as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 13.11. Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to provisional or temporary injunctive relief in accordance therewith in any court of the United States, this being in addition to any other remedy or relief to which they may be entitled.

Section 13.12. Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party shall be liable to an Indemnified Party for any special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that any such liability with respect to a Third Party Claim shall be considered direct damages) arising in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 13.13. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition, and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 13.14. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 13.15. Disputes.

(a) Except as otherwise provided in any Ancillary Agreement, all disputes, controversies or claims between members of the PNX Group and the Spinco Group, which are parties to this Agreement or any Ancillary Agreement, arising out of or relating to this Agreement or any Ancillary Agreement or the performance by the parties of its or their terms, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, “Disputes”), shall be resolved only in accordance with the provisions of this Section 13.15; provided, however, that nothing contained herein shall preclude any party to a Dispute from seeking or obtaining (i) injunctive relief to prevent an actual or threatened breach of any of the provisions of this Agreement or any Ancillary Agreement, or (ii) equitable or other judicial relief to enforce the provisions of this Section 13.15 hereof or to preserve the status quo pending resolution of Disputes hereunder.

(b) Any party or parties to a Dispute of either Group may give the parties to the Dispute of the other Group written notice of the Dispute initiating the procedures hereunder. Within ten days after delivery of the notice of a Dispute, the receiving parties shall submit to the other a written response. The notice and the response shall include a statement of each party’s respective position and a summary of arguments supporting that position and the name and title of the executive who will represent the claimants and of any other individual who will accompany such executive in resolving the Dispute. Within twenty (20) days after delivery of the first notice, the executives of both Groups shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Dispute. All reasonable requests for information made by one party to the another will be honored. If the Dispute has not been resolved by negotiation within forty (40) days of the notice of the Dispute, the board of directors of PNX and Spinco shall appoint independent committees that will negotiate in good faith to attempt to resolve the Dispute.

(c) If the Dispute has not been resolved by negotiation within sixty (60) days of the notice of Dispute, the Dispute may, by mutual consent of both Parties, be submitted for resolution by a panel of three arbitrators conducted in accordance with the CPR Rules for Non-Administered Arbitration or AAA Rules (the “Rules”), as modified by this Section 13.15. The Claimants acting jointly, on the one hand, and the Respondents acting jointly, on the other hand, shall each appoint one arbitrator within fourteen (14) days after the Claimants give an arbitration notice. The two arbitrators so appointed shall designate the third arbitrator by mutual agreement within 30 days after the arbitration notice is given. If the two arbitrators so appointed fail to designate the third arbitrator within such period, then any Party may request the International Institute for Conflict Prevention & Resolution (“CPR”) to appoint the third arbitrator within fourteen (14) days after such request. The third arbitrator shall be a lawyer licensed to practice in the State of Connecticut who shall not be related to, employed by, affiliated with or have had a substantial or ongoing business relationship with any member of either Group. Notwithstanding the foregoing, if the amount in dispute is less than $5,000,000, then the Claimants and Respondents shall appoint, together, a single arbitrator, reasonably acceptable to them, licensed to practice in the State of Connecticut who shall not be related to, employed by, affiliated with or have had a substantial or ongoing business relationship with any member of either Group.

(d) The arbitration shall be conducted in Hartford, Connecticut (or at any other place agreed upon by the parties and the arbitrators). The parties will facilitate the arbitration by: (i) making available to one another and to the arbitrators for examination, inspection and extraction all documents, books, records and personnel under their control if determined by the arbitrators to be relevant to the dispute; (ii) conducting arbitration hearings to the greatest extent possible on successive days; and (iii) observing strictly the time periods established by this Section 13.15, the Rules or by the arbitrators for submission of evidence or briefs. All issues in connection with the Dispute, including procedural issues, shall be decided by the concurrence of at least two arbitrators, and all decisions by the arbitrators shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching the decision. The panel of arbitrators shall decide the issues submitted to it in accordance with the language and commercial purposes of this Agreement or the relevant Ancillary Agreement (as applicable); provided that all questions of law shall be governed by the internal laws of the State of Delaware, without regard to its conflict of laws rules. The arbitrators’ decision shall be final and binding as to all matters at issue in the Dispute; provided, however, if necessary such decision may be enforced by either party in any court having jurisdiction over the parties or the subject matter of the Dispute. Unless the arbitrators shall assess the costs and expenses of the arbitration proceeding and of the parties differently, each party shall pay its costs and expenses incurred in connection with the arbitration proceeding, and the costs and expenses of the arbitrators shall be shared equally by the parties.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

THE PHOENIX COMPANIES, INC.

By:
Name:
Title:

VIRTUS INVESTMENT PARTNERS, INC.

By:
Name:
Title